Exhibit 5.1

Holland & Knight LLP

100 North Tampa Street

Tampa, FL 33609

June 20, 2008

SendTec, Inc.

877 Executive Center Drive West, Suite 300

St. Petersburg, FL 33702

Ladies and Gentlemen:

We have acted as special counsel to SendTec, Inc., a Delaware corporation (the “Company”), and SendTec Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“STAC”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 137,106,083 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for sale by certain selling stockholders from time to time or on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement. The Shares include: (a) up to 10,036,670 shares of Common Stock issued to investors in a private placement completed on March 26, 2008; and (b) up to 127,069,413 shares of Common Stock that may be issued upon conversion of the Amended and Restated Senior Secured Convertible Debentures of STAC, each dated March 26, 2008 (the “Debentures”) (including (i) Common Stock that may be issued upon the conversion of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Stock”), that are issued in exchange for Debentures, and (ii) Common Stock that may be issued upon the conversion of additional debentures of STAC that are issued in exchange for Debentures).

This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act in connection with the Registration Statement.

In connection with the Registration Statement, we have examined, considered and relied upon copies of such agreements, instruments and documents that we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to various questions of fact material to the opinions expressed below, we have relied solely on the representations or certificates of officers and directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

Based upon the foregoing, we are of the opinion that the Shares that have been issued are validly issued, fully paid and non-assessable, and the Shares that may be issued upon conversion of the Debentures (including Shares that may be issued upon the conversion of Series B Stock and additional debentures of STAC that are issued in exchange for Debentures) will be validly issued, fully paid and non-assessable.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law in effect on the date hereof. We express no opinion as to any other laws, statutes, ordinances, rules or regulations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ HOLLAND & KNIGHT LLP